Exhibit (d)(2)

CALAMOS ADVISORS TRUST

April 8, 2026

Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563

Ladies and Gentlemen:

Re:	Investment Management Agreement

This letter serves as notification pursuant to Section 2 of the Investment Management Agreement (the “Agreement”) between Calamos Advisors Trust (the “Trust”) and Calamos Asset Management, Inc., predecessor to Calamos Advisors LLC (the “Adviser”), dated May 1, 1999, that: (1) the Trust has established a new series, the Calamos U.S. Equity Autocallable VIP Fund (the “New Portfolio”), with respect to which it desires to retain the Adviser to render investment advisory and management services under the Agreement; and (2) the Adviser is willing to render such services. The Trust and the Adviser hereby agree to amend the Agreement effective April 8, 2026 as follows:

Section 3 of the Agreement is deleted and replaced in its entirety with the following:

3.	For the services and facilities described in Section 1, the Fund will pay to the Adviser at the end of each calendar month, an investment management fee for: (1) Calamos Growth and Income Portfolio computed by applying the annual rate of 0.75% to the applicable average daily net assets of the Portfolio; and (2) Calamos U.S. Equity Autocallable VIP Fund, computed by applying the annual rate of 0.70% to the applicable average daily net assets of the Portfolio.

The fee as computed above shall be computed separately for, and charged as an expense of, each Portfolio based upon the average daily net assets of such Portfolio. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

Please sign below to confirm our mutual agreement.

Very truly yours,

CALAMOS ADVISORS TRUST

By:	/s/ Erik D. Ojala
	Name:	Erik D. Ojala
	Title:	Vice President and Secretary

Accepted this 8th day of April 2026.

CALAMOS ADVISORS LLC

By:	/s/ Thomas E. Herman
	Name:	Thomas E. Herman
	Title:	Chief Financial Officer

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